EXHIBIT 99.1
At the Company:
Akorn, Inc.
Arthur S. Przybyl
President and CEO
(847) 279-6100
FOR IMMEDIATE RELEASE
Akorn, Inc. Reports Year End 2005 Results and Provides Outlook for 2006
Buffalo Grove, IL, March 6, 2006 – Akorn, Inc. (AMEX: AKN) today reported net sales of $44.5 million for the full year 2005, a decrease of 12% from 2004 net sales of $50.7 million. Gross profit of $14.9 million or 34% of 2005 net sales, represents a decrease of 18% from gross profit of $18.2 million for 2004. Net loss for 2005 was $8.6 million, vs. a $3.0 million net loss for 2004. Net cash provided by 2005 operating activities was approximately breakeven.
The year over year revenue and gross profit shortfall is directly attributable to wholesaler inventory buying patterns as well as a lack of any significant new product introductions. The increase in the 2005 net loss is primarily due to increased research and development spending of $2.6 million, including $1.1 million for lyophilization validation efforts and the $3.3 million reduction in gross profit associated with lower revenues.
Highlights for 2005 included the following:
•	Substantial compliance was achieved at the Decatur, IL manufacturing facility. On December 13, 2005, the FDA reported satisfactory resolution of past compliance issues after a recent inspection of the Decatur facility, making Akorn eligible for new product approvals from this facility.

•	A $21.5 million contract award was received on December 30, 2005 from the Department of Health and Human Services. The contract award provides for the delivery of two countermeasures (Ca-DTPA and Zn-DTPA) for a radiological or nuclear incident.

•	The Company signed eight new product development and supply partnership agreements, and now has established a robust external product development pipeline. Over ninety products are being developed for distribution and marketing by Akorn through twelve different partnerships. One of these partnerships, an exclusive licensing and supply agreement with Hameln Pharma, has already generated a significant contract award from the U.S. government that was eventually funded through Project Bioshield, totaling $21.5 million.

•	Validation efforts commenced and continue to progress on the new lyophilization facility. In 2005, the Company invested approximately $1.1 million for validation efforts and expects to begin commercial production in the third quarter, 2006.

Akorn’s Outlook for 2006:
•	50% Revenue growth generated from new product introductions, increased contract manufacturing business, and our exclusive license for Ca-DTPA and Zn-DTPA.

•	40% Gross Margin.

•	Positive Net Income.

•	Significant Improvement in Cash Flow from Operations.

•	Debt-free Balance Sheet.

•	Lyophilization Manufacturing Facility Fully Operational for Commercial Production.
Arthur S. Przybyl, President and Chief Executive Officer stated, “In 2005, we accomplished our primary objectives: achieving FDA compliance at our Decatur, IL manufacturing facility and receiving a contract award for $21.5 million from the U.S. Government. Regulatory compliance in Decatur is a significant long-term, positive event for Akorn, providing us with the ability to receive new product approvals and generate new third party manufacturing contracts. For example, fifty percent of our new lyophilization manufacturing capacity is expected to be dedicated to third party contract manufacturing, and our internal product development pipeline is expected to contribute 13 ANDA submissions and 10 ANDA approvals in 2006.
In 2005, we significantly strengthened our external product development pipeline with the addition of several new strategic partnerships. We believe these new partnerships will add value to Akorn, by developing products that we are unable to manufacture in our own facilities and presenting us with unique proprietary licensing and product development opportunities. All of these new, exclusive partnerships are designed to increase and complement our existing product lines in both our ophthalmic and hospital injectable business segments. For example, our licensing relationship for the two specialty pharmaceutical NDA orphan drug products (Ca-DTPA and Zn-DTPA) with Hameln Pharma will provide us with a significant revenue contribution in 2006 and is complementary to our existing antidote injectable products.
Akorn provides an excellent partnering opportunity for an international pharmaceutical company seeking to enter the U.S. market with finished dosage form drug products and we remain committed to both external and internal product development opportunities. In meeting our 2005 objectives, we have provided our company with the ability to accomplish our 2006 stated objectives and to position us well for future long term growth. Finally, we are pleased with our recent $19.4 million capital raise, and I want to again welcome our new institutional investors to Akorn”.

About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.
Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS
(UNAUDITED)

	DECEMBER 31,	DECEMBER 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$791	$4,110
Trade accounts receivable (less allowance for doubtful accounts of $12 and $435 respectively)	3,222	6,582
Inventories	10,279	10,421
Prepaid expenses and other current assets	1,402	1,280

TOTAL CURRENT ASSETS	15,694	22,393
PROPERTY, PLANT AND EQUIPMENT, NET	31,071	31,893
OTHER LONG-TERM ASSETS
Intangibles, net	10,210	11,618
Other	120	1,018

TOTAL OTHER LONG-TERM ASSETS	10,330	12,636

TOTAL ASSETS	$57,095	$66,922

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current installments of debt and debt in default	$7,044	$3,590
Trade accounts payable	3,046	5,397
Accrued compensation	1,519	499
Accrued expenses and other liabilities	3,851	1,674

TOTAL CURRENT LIABILITIES	15,460	11,160
LONG-TERM LIABILITIES
Long-term debt, less current installments	602	6,790
Other	—	1,646

TOTAL LONG-TERM LIABILITIES	602	8,436

TOTAL LIABILITIES	16,062	19,596

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 27,618,745 and 25,132,684 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	67,339	59,571
Series A Preferred Stock, $1.00 par value, 257,172 shares authorized and issued, 241,122 shares outstanding at December 31, 2005 and 242,172 shares outstanding at December 31, 2004	27,232	25,787
Series B Preferred Stock, $1.00 par value, 170,000 shares authorized, 141,000 shares issued, 106,600 outstanding at December 31, 2005 and 138,500 outstanding at December 31, 2004	10,758	13,109
Warrants to acquire common stock	13,696	14,160
Accumulated deficit	(77,992)	(65,301)

TOTAL SHAREHOLDERS’ EQUITY	41,033	47,326

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$57,095	$66,922

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2005	2004	2005	2004
Revenues	$10,740	$12,584	$44,484	$50,708
Cost of sales	7,659	8,494	29,540	32,506

GROSS PROFIT	3,081	4,090	14,944	18,202
Selling, general and administrative expenses	5,444	3,082	16,405	13,300
Amortization and write-down of intangibles	351	538	1,508	3,409
Research and development expenses	307	711	4,510	1,861

TOTAL OPERATING EXPENSES	6,102	4,331	22,423	18,570

OPERATING INCOME (LOSS)	(3,021)	(241)	(7,479)	(368)
Interest expense	(620)	(509)	(2,325)	(4,218)
Gain related to dispute settlements	—	(20)	—	1,562
Gain on Retirement of Debt	—	—	1,212	—
Other Income	—	6	—	6

INCOME (LOSS) BEFORE INCOME TAXES	(3,641)	(764)	(8,592)	(3,018)
Income tax provision (benefit)	—	50	17	8

NET INCOME (LOSS)	(3,641)	(814)	(8,609)	(3,026)
Preferred stock dividends and adjustments	(1,091)	(1,118)	(4,082)	(34,436)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(4,732)	$(1,932)	$(12,691)	$(37,462)

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.18)	$(0.09)	$(0.49)	$(1.80)

SHARES USED IN COMPUTING
NET LOSS PER SHARE:
BASIC AND DILUTED	26,960	22,563	26,095	20,817

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	TWELVE MONTHS
	ENDED
	DECEMBER 31,
	2005	2004
OPERATING ACTIVITIES
Net loss	$(8,609)	$(3,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,239	4,075
Amortization of deferred financing costs	74	1,208
Amortization of debt discounts	1,237	945
Write-down of long lived assets	—	2,037

Gain related to dispute settlements	—	(1,562)
Prepayments to Strides Arcolab Limited	(250)	—
Gain on Retirement of Debt	(1,212)	—
Gain on sale of long-lived asset	—	(6)
Non-cash expenses related to preferred stock	—	1,064
Non-cash stock compensation expense	407	—
Changes in operating assets and liabilities:
Trade accounts receivable	3,360	(4,956)
Inventories	142	(2,614)
Prepaid expenses and other current assets	(198)	(1,234)
Trade accounts payable	(2,351)	(14)
Accrued expenses and other liabilities	2,013	622

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(148)	(3,461)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,782)	(689)
Purchase of intangible assets	(75)	(2,155)
Proceeds from the sale of investment	—	2,000
Proceeds from the sale of long-lived assets	—	6

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,857)	(838)
FINANCING ACTIVITIES
Repayment of long-term debt	(370)	(6,730)
Repayment of NeoPharm Debt	(2,500)	—
Net borrowings (payments) under lines of credit	—	(1,500)
Net proceeds from Series B offering	—	13,044
Proceeds from Warrants	188	2,036
Proceeds under stock option and stock purchase plans	1,368	1,341

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,314)	8,191

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,319)	3,892
Cash and cash equivalents at beginning of period	4,110	218

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$791	$4,110

Amount paid for interest (net of capitalized interest)	$419	$434
Amount paid/(refunded) for income taxes	72	2